UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2006

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16483	52-2284372
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Three Lake Drive, Northfield, Illinois	60093-2753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 646-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 8, 2006, Kraft Foods International, Inc. (“KFI”) and Nabisco Euro Holdings Ltd. (“NEH”), wholly owned subsidiaries of Kraft Foods Inc. (“Kraft”), entered into an Agreement Relating to United Biscuits Southern Europe (the “Agreement”) with United Biscuits Group (Investments) Limited, Deluxestar Limited, UB Overseas Limited and UB Investments (Netherlands) B.V. (collectively, “UB”), pursuant to which NEH will (i) acquire the Spanish and Portuguese operations of UB and (ii) will regain the rights to all Nabisco trademarks in the European Union, Eastern Europe, the Middle East and Africa which are currently licensed to UB (collectively, the “Business”). This transaction (the “Transaction”) is valued at approximately $1.070 billion on a debt-free cash-free basis.

The Transaction will be accomplished by UB transferring to NEH, in exchange for the redemption of approximately $522 million of UB securities owned by NEH, a subsidiary that holds the necessary rights and assets to conduct the Business. At completion of the Transaction (“Completion”), the Business will have approximately $548 million of indebtedness that shall remain outstanding after completion.

With effect from Completion, KFI has waived all of its rights under a shareholders agreement in relation to UB. KFI has guaranteed all of the obligations of NEH under the Agreement.

The closing of the Transaction is subject to various conditions and is currently expected to occur in the third quarter of 2006.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

On July 10, 2006, Kraft issued a press release announcing the Transaction, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are being filed with this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Agreement Relating to United Biscuits Southern Europe, dated as of July 8, 2006
99.1	Kraft Foods Inc. Press Release, dated July 10, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

By:	/s/	Marc S. Firestone
	Name:	Marc S. Firestone
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date:  July 13, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement Relating to United Biscuits Southern Europe, dated as of July 8, 2006
99.1	Kraft Foods Inc. Press Release, dated July 10, 2006